Exhibit 99.2

ANSYS, INC. THIRD QUARTER and YTD 2011
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
November 3, 2011

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q3 and YTD 2011 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, November 3, 2011, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers.   These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ Web site at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (877) 317-6789 (US), (866) 605-3852 (CAN) or (412) 317-6789 (INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10005517.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q3 2011 earnings press release, which can be found on our Web site in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

THIRD QUARTER 2011 OVERVIEW

The financial and business results for our third quarter were once again very strong.   We finished ahead of the high end of our third quarter guidance on non-GAAP EPS and at the high end of the range on revenue. Our record third quarter revenue was driven by a combination of strong performance across all of our major product lines, supplemented by two months of Apache as part of the combined operations. Our sales performance and customer engagements demonstrated continued support of our long-term vision and strategy of Simulation Driven Product Development™. Relative to our previously published Q3 guidance and currency rate assumptions, currency fluctuations did not materially impact results.

Exhibit 99.2

•	During Q3, we had fourteen customers with orders in excess of $1 million. These orders included elements of both new and renewal business.

•	Both our direct and indirect businesses continued to perform well, with a 74% / 26% split, respectively, for the quarter.

•
As we discussed on the last earnings call, we have been and will continue to make investments across many elements of our business. The non- GAAP operating margin for the third quarter was 50.6%, ahead of our target range. This was driven by a combination of our third quarter record revenue performance, combined with our continued challenges in locating and hiring unique talent to fill planned and open positions.

•
We experienced growth in each major product line, with our fluids, mechanical, electronics and High-Performance Computing (“HPC”) products all delivering double digit revenue growth.  We saw continued sales expansion in many of our major accounts, complemented by the addition of new customers.  This is reflected in the 32% growth in software license revenues in Q3 2011 as compared to last year’s Q3.  Equally as important, our maintenance revenue grew 19% over Q3 2010 and our recurring revenue base continued to be strong at 70% of Q3 2011 revenues.  There was continued progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline for Q4 and beyond.

•
We saw continued interest, as well as progress, in our HPC offerings and future strategy.  HPC refers to the use of high-speed processors (CPUs) and related technologies to solve computationally intensive problems.  In recent years, HPC has become much more widely available and affordable, primarily due to the use of multiple low-cost processors that work in parallel on the computational task. Today, clusters of affordable compute servers make large-scale parallel processing a very viable strategy for ANSYS customers. In fact, the new multi-core processors have turned even desktop workstations into high-performance platforms for single-job execution.  This wider availability of HPC systems is enabling important trends in engineering simulation. Simulation models are getting larger — using more computer memory and requiring more computational time — as engineers include greater geometric detail and more realistic treatment of physical phenomena. These higher-fidelity models are critical for simulation to reduce the need for expensive physical testing.  HPC systems make higher-fidelity simulations practical by yielding results within the engineering project’s required time frame. A second important trend is toward more simulations — enabling engineers to consider multiple design ideas, conduct parametric studies and even perform automated design optimization. HPC systems provide the throughput required for completing multiple simulations simultaneously.

•
Throughout Q3, and continuing into Q4, we have been able to engage with thousands of our longstanding and new customers across the globe. The robust attendance, positive interaction and customer feedback to our upcoming release of ANSYS 14.0 and to our long-term vision and strategy has been very encouraging. It further bolsters our confidence that there remains both long-term growth opportunity and increasingly complex problems that customers will need to solve through the use of our engineering simulation portfolio.

Exhibit 99.2

REVENUE

($ in thousands)	Q3 2011 Non-GAAP Revenue			Q3 2010 GAAP Revenue			Q3 11 vs. Q3 10 - % Growth			Q3 11 vs. Q3 10 % Growth In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined
Total Lease	$60,484	$51,456	$9,028	$46,189	$46,189	$0	30.95%	11.40%	N/A	25.71%

Total Paid-Up	$48,838	$48,783	$55	$36,454	$36,454	$0	33.97%	33.82%	N/A	29.94%

Total Maintenance	$63,362	$63,204	$158	$53,170	$53,170	$0	19.17%	18.87%	N/A	14.50%

Total Service	$5,176	$5,061	$115	$4,030	$4,030	$0	28.44%	25.58%	N/A	22.61%

Total Q3:	$177,860	$168,504	$9,356	$139,843	$139,843	$0	27.19%	20.50%	N/A	22.46%

($ in thousands)	Q3 YTD 2011 Non-GAAP Revenue (Apache - Q3 11 only)			Q3 YTD 2010 GAAP Revenue			Q3 YTD 2011 vs. Q3 YTD 2010 - % Growth			Q3 YTD 11 vs. Q3 YTD 10 % Growth In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined

Total Lease	$160,758	$151,730	$9,028	$135,692	$135,692	$0	18.47%	11.82%	N/A	13.61%

Total Paid-Up	$141,867	$141,812	$55	$110,281	$110,281	$0	28.64%	28.59%	N/A	24.58%

Total Maintenance	$181,683	$181,525	$158	$154,670	$154,670	$0	17.46%	17.36%	N/A	13.17%

Total Service	$13,857	$13,742	$115	$13,020	$13,020	$0	6.43%	5.55%	N/A	1.43%

Total Q3 YTD:	$498,165	$488,809	$9,356	$413,663	$413,663	$0	20.43%	18.17%	N/A	15.99%

Exhibit 99.2

Overall, our non-GAAP revenues continue to be fairly consistently spread, with 34% lease, 27% paid-up licenses, 36% maintenance and 3% service for Q3 2011. On a year-to-date basis, non-GAAP revenues were 32% lease, 29% paid-up licenses, 36% maintenance and 3% service.   We saw very healthy increases in paid-up licenses in Q3, up 34%, or 30% in constant currencies. Our maintenance business also continued to grow, with our overall maintenance renewal rates continuing in the mid-90% range.  Continued expansion in our major accounts contributed to new license revenue, as well as to the deferred revenue balance.

DEFERRED REVENUE

Total deferred revenue, including the long-term portion of $9.2 million, reached a new Q3 record of $234.9 million as of September 30, 2011. This represents a 25.3% increase over Q3 2010.  Excluding Apache, deferred revenue was $216.5 million, a 15.5% increase over Q3 2010.

Apache:  Acquired deferred revenue of $10.1 million was recorded on the opening balance sheet.  This amount was approximately $13.6 million lower than the historical carrying value.  The impact on reported GAAP revenue for the three and nine months ended September 30, 2011 was $4.9 million, primarily in lease license revenue.  The expected impact on reported GAAP revenue for the quarter ending December 31, 2011 is $4.7 million and for the year ending December 31, 2012 is $3.4 million.

GEOGRAPHIC HIGHLIGHTS

($ in thousands)	Q3 2011 Non-GAAP Revenue			Q3 2010 GAAP Revenue			Q3 11 vs. Q3 10 - % Growth			Q3 11 vs. Q3 10 % Growth In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined
North America	$59,969	$54,326	$5,643	$46,641	$46,641	$0	28.58%	16.48%	N/A	28.38%

Germany	$18,560	$18,488	$72	$14,817	$14,817	$0	25.26%	24.78%	N/A	17.24%
United Kingdom	$7,797	$7,512	$285	$6,682	$6,682	$0	16.69%	12.42%	N/A	10.25%
Other Europe	$32,508	$31,565	$943	$25,840	$25,840	$0	25.80%	22.16%	N/A	17.62%
Total Europe	$58,865	$57,565	$1,300	$47,339	$47,339	$0	24.35%	21.60%	N/A	16.46%

Japan	$30,209	$29,172	$1,037	$23,058	$23,058	$0	31.01%	26.52%	N/A	20.07%
Other Gen. Int'l Area	$28,817	$27,441	$1,376	$22,805	$22,805	$0	26.36%	20.33%	N/A	25.23%
Total Gen. Int'l Area	$59,026	$56,613	$2,413	$45,863	$45,863	$0	28.70%	23.44%	N/A	22.63%

Total Q3:	$177,860	$168,504	$9,356	$139,843	$139,843	$0	27.19%	20.50%	N/A	22.46%

Exhibit 99.2

($ in thousands)	Q3 YTD 2011 Non-GAAP Revenue			Q3 YTD 2010 GAAP Revenue			Q3 YTD 11 vs. Q3 YTD 10 - % Growth			Q3 YTD 11 vs. Q3 YTD 10 % Growth In Constant Currency
	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined	ANSYS	Apache	Combined
North America	$162,969	$157,326	$5,643	$141,312	$141,312	$0	15.33%	11.33%	N/A	15.13%

Germany	$52,526	$52,454	$72	$44,482	$44,482	$0	18.08%	17.92%	N/A	11.93%
United Kingdom	$22,697	$22,412	$285	$19,544	$19,544	$0	16.13%	14.68%	N/A	5.75%
Other Europe	$97,668	$96,725	$943	$78,159	$78,159	$0	24.96%	23.75%	N/A	19.27%
Total Europe	$172,891	$171,591	$1,300	$142,185	$142,185	$0	21.60%	20.68%	N/A	15.11%

Japan	$82,637	$81,600	$1,037	$68,409	$68,409	$0	20.80%	19.28%	N/A	9.10%
Other Gen. Int'l Area	$79,668	$78,292	$1,376	$61,757	$61,757	$0	29.00%	26.77%	N/A	27.60%
Total Gen. Int'l Area	$162,305	$159,892	$2,413	$130,166	$130,166	$0	24.69%	22.84%	N/A	17.87%

Total Q3 YTD:	$498,165	$488,809	$9,356	$413,663	$413,663	$0	20.43%	18.17%	N/A	15.99%

North America showed improvement during Q3, growing 16% organically, 29% on a combined ANSYS/Apache basis and 28% in constant currency.  The results were driven by our customers’ increased focus on innovation and R&D in several industries, including: electronics; oil and gas; unmanned air and land vehicles technology for commercial and military use; and nuclear.  The trend for “Smart Products” continues to become more pervasive as companies in many industries pack more intelligence into a smaller footprint.  Another trend that we highlighted above, which continues to gain in importance, is customer adoption of HPC to obtain accurate results faster when analyzing large problems or performing robust design analysis.

Europe overall delivered solid performance, growing 22% on an organic basis, 24% on a combined basis and 16% in constant currency.  Germany was particularly strong, growing 25% on an ANSYS organic basis or 17% in constant currency.  The volatility and macroeconomic issues in certain markets continued to impact the timing of certain customer buying decisions, but overall the pipeline, renewal rates and customer engagements remained intact.
The other European countries outside of Germany also experienced double-digit growth in Q3.  Orders were spread across a variety of industries, including automotive, aerospace, electronics, energy and industrials.

Our General International Area (GIA) performed very well overall, growing 23% organically, 29% from a combined ANSYS/Apache perspective and 23% in constant currencies.  Japan, our second largest global market, grew 27% organically, 31% on a combined basis and 20% in constant currency, as many of our Japanese customers have made positive strides in getting back to business as usual.  We also experienced solid growth in other markets outside of Japan, including China, India, South Korea, Brazil and Taiwan.

Exhibit 99.2

INDUSTRY HIGHLIGHTS

From our global list of Q3 major orders, but also evident in smaller orders, ANSYS’ software continues to grow in importance as customers increasingly benefit from the strategic business value of engineering simulation.  During Q3 2011, we continued to see growth from a combination of large accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multiphysics challenges. While all major industry sectors showed growth, there were three sectors where the activity continued to be more pronounced than the others – automotive, energy and electronics.

Automotive
As the demand for fuel-efficient, environmentally responsible vehicles intensifies, the global auto industry is transforming itself.  Automotive and transportation pioneers are looking to replace traditional internal combustion engines with fuel cells, batteries, opposed-piston technologies and electric traction motors in an incredibly short time frame and often from scratch.  Novel, new composite materials are imparting strength while also shaving weight, making it possible to reduce fuel consumption.  Optimizing complex aerodynamics improves fuel economy even further.  At the same time, smart electronics are adding new levels of automation, control, safety and comfort.  Despite all these technological leaps, consumers are demanding lower prices.  From cars and motorcycles to commercial trucks and construction equipment to tractors and rail vehicles, the worldwide transportation industry views innovation as a critical competency.  ANSYS engineering simulation is providing pacesetters with a powerful platform for creating innovations that are truly category-changing.

Energy
For decades, ANSYS has helped energy industry leaders to improve essential technologies via advanced engineering simulation software that replicates the physical world in a cost-effective, virtual environment.  Our solutions not only drive the time and costs out of the development cycles, but they are also being used to develop new technologies and access new resources.  Energy engineers are simulating complex phenomena, including thermal hydraulic and fuel systems for nuclear energy; wind, wave, hydro and solar power equipment; and oil, gas and clean coal production and processing.  Companies are applying proven ANSYS solutions in traditional energy applications – for example, combustion and emission control devices, drilling equipment and wind turbine blade design – as well as in pioneering technologies in subsea oil production, ocean energy, gasification, bio-fuel, energy storage and even fusion reactors. The breadth and depth of our software, combined with our deep industry expertise, is supporting innovation across the entire energy life cycle, including energy generation, collection, storage, control, transportation, distribution, certification and regulatory compliance.

Electronics
Semiconductor and electronics companies face incredible pressure to innovate quickly and consistently.  With rapid technology advances, intense global competition and demanding consumers, electronics companies are struggling to keep pace with very short product life cycles and frequent new product launches.  Every market segment has its own unique performance demands, but a common challenge is that electronics engineers are continually asked to develop smaller, lighter-weight, more powerful, more feature-rich and more energy-efficient products – at a lower cost.  Around the world, in nearly every industry, leading engineering teams are leveraging the power of ANSYS software to develop exciting electronics products that are promising to revolutionize the market.  In aerospace, electronics systems engineers are eliminating electromagnetic interference (EMI) issues between onboard radar tools and other electromagnetic systems, both in the air and on the ground.  In consumer products sectors, ANSYS software is delivering multiphysics capabilities to ensure that power, signal and structural integrity are maintained at the highest possible levels, while balancing fast data transfer and other performance demands with the electromagnetic output limitations imposed by federal regulators.  ANSYS is the only software provider that offers the breadth, depth, speed and quality of solutions needed across every facet of modern electronics design.

Exhibit 99.2

INCOME STATEMENT HIGHLIGHTS

Q3 2011 MARGINS AND FORWARD OUTLOOK:  The Company delivered solid performance in both revenue and expenses. The performance on the top-line drove strong non-GAAP gross and operating margins of 88.0% and 50.6% for the quarter and 88.0% and 50.7% for the first nine months of 2011.

Looking ahead into Q4 and FY 2011, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 88% and a non-GAAP operating margin of approximately 49% for Q4 and 50% for FY 2011.

Our preliminary outlook for 2012 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of 48% - 49%.

Q3 2011 TAX RATE AND FORWARD OUTLOOK:  Our Q3 non-GAAP effective tax rate was 31.1% and our GAAP rate was 30.4%. YTD the non-GAAP effective tax rate was 30.8% and our YTD GAAP rate was 30.5%.   Looking ahead into Q4 and FY 2011, we are currently forecasting an effective tax rate of approximately 31% - 32%, excluding non-recurring items.

Our preliminary outlook for 2012 also assumes an effective tax rate of 31% - 32%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash, cash equivalents and short-term investments totaled $406.9 million, of which 58% was held domestically.
•	Cash flows from operations were $66.3 million for the third quarter of 2011.
•	Consolidated net DSO of 35 days.
•	In Q3, we made the quarterly required principal payment of $10.6 million on our long-term debt. The total remaining debt of $138.2 million carries an effective interest rate of 1.12% for Q4.
•
Capital expenditures totaled $4.9 million for the third quarter and $12.5 million for the first nine months of 2011.  We continue to plan for total capital expenditures in 2011 in the range of $17 - $20 million.

SHARE COUNT AND SHARE REPURCHASE

We had 94.4 million fully diluted weighted average shares outstanding in Q3. No share repurchases occurred during Q3. The Company currently has 1.1 million shares remaining in its authorized share repurchase program. We are currently expecting fully diluted shares outstanding of approximately 95 million for Q4, 94.5 million for 2011 and 96 – 97 million for 2012.

Exhibit 99.2

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended		Year-to-Date
	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Cost of sales:
Software Licenses	$197	$34	$270	$99
Maintenance & service	$486	$379	$1,407	$1,111

Operating expenses:
SG&A	$3,211	$2,970	$9,162	$8,667
R&D	$2,214	$1,360	$5,735	$4,026

Total Expense Before Taxes	$6,108	$4,743	$16,574	$13,903
Related Income Tax Benefits	$(1,293)	$(1,023)	$(3,797)	$(2,983)
Expense, net of taxes	$4,815	$3,720	$12,777	$10,920

CURRENCY

CURRENCY IMPACT COMPARED TO Q3 2010:  The 2011 third quarter revenue and operating income were favorably impacted by currency fluctuations of $6.6 million and $4.1 million, respectively.  The 2011 YTD revenue and operating income were favorably impacted by currency fluctuations of $18.4 million and $11.0 million, respectively.

CURRENCY OUTLOOK:  As we saw in the Q3 and YTD actual results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions to the following: average rates in the range of 1.37 - 1.40 for the Euro, 1.59 - 1.62 for the British Pound and 75 - 78 for the Japanese Yen.  This compares to our previous Q3 and FY 2011 guidance rate assumptions of 1.42 - 1.45 for the Euro, 1.62 - 1.65 for the British Pound and 77 - 79 for the Japanese Yen.

Exhibit 99.2

OUTLOOK

Q4 and FISCAL YEAR 2011 UPDATED OUTLOOK:
Based on our first nine months performance, our current visibility, revised currency rate assumptions and the inclusion of Apache for a full quarter, we are increasing our fourth quarter and 2011 full year outlook.  For Q4 2011, we are providing non-GAAP revenue guidance in the range of $194 to $200 million and GAAP revenue guidance in the range of $189.3 to $195.3 million; non-GAAP diluted EPS in the range of $0.69 to 0.71 per share and GAAP diluted EPS in the range of $0.50 to $0.53 per share.   We increased our outlook for FY 2011 non-GAAP revenues to a range of $692 - $698 million, or top line growth in the 19% to 20% range, and GAAP revenue guidance in the range of $682.5 to $688.5 million.   Consequently, our non-GAAP diluted EPS outlook for FY 2011 is also increasing to $2.54 to $2.56 and GAAP diluted EPS in the range of $1.91 to $1.95 per share.

FISCAL YEAR 2012 PRELIMINARY OUTLOOK
We are providing a preliminary non-GAAP revenue outlook in the range of $818 to $840 million and GAAP revenue in the range of $814.6 to $836.6 million.   Initially, our non-GAAP diluted EPS outlook for FY 2012 is $2.80 to $2.90 and GAAP diluted EPS in the range of $2.06 to $2.20 per share.

This preliminary outlook factors in the positive customer sentiment we have received through our user group meetings and customer interaction across the globe during the second half of 2011. It also considers planned increases in sales capacity, the upcoming release of ANSYS 14.0, our current visibility around pipelines and sales forecasts and a full year of Apache as part of the ANSYS family in FY 2012. However, as we have said many times in the past, and will continue to reiterate given the realities of the current environment, there are many things that we have no control over, including the timing and momentum of the economic recovery, government and tax policies, and currency volatility. We have had, and continue to have, the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base.

CLOSING COMMENTS

As always, as we head into finishing out 2011 and entering into 2012, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe, all of which will now be supplemented by many positive elements that the Apache business brings to ANSYS.

RISK FACTORS
 Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter, the remainder of 2011 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011.

Exhibit 99.2

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	September 30, 2011				September 30, 2010
	As	Non-GAAP			As	Non-GAAP
	Reported	Adjustments		Results	Reported	Adjustments		Results

Total revenue	$172,935	$4,925	(1)	$177,860	$139,843			$139,843

Operating income	65,329	$24,665	(2)	89,994	51,877	$16,960	(4)	68,837

Operating profit margin	37.8%			50.6%	37.1%			49.2%

Net income	$45,546	$16,557	(3)	$62,103	$36,130	$11,294	(5)	$47,424

Earnings per share - diluted:
Diluted earnings per share	$0.48			$0.66	$0.39			$0.51
Weighted average shares - diluted	94,445			94,445	93,212			93,212

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $13.5 million of amortization expense associated with intangible assets acquired in business acquisitions, $6.1 million of stock-based compensation expense, the $4.9 million adjustment to revenue as reflected in (1) above and $0.2 million of transaction expenses related to the Apache acquisition.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $8.1 million.

(4)	Amount represents $12.2 million of amortization expense associated with intangible assets acquired in business acquisitions and a $4.7 million charge for stock-based compensation.

(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $5.7 million.

Exhibit 99.2

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Nine Months Ended
	September 30, 2011				September 30, 2010
	As	Non-GAAP			As	Non-GAAP
	Reported	Adjustments		Results	Reported	Adjustments		Results
Total revenue	$493,240	$4,925	(1)	$498,165	$413,663			$413,663

Operating income	192,416	$60,072	(2)	252,488	153,883	$50,320	(4)	204,203

Operating profit margin	39.0%			50.7%	37.2%			49.4%

Net income	$133,218	$40,917	(3)	$174,135	$103,992	$33,498	(5)	$137,490

Earnings per share - diluted:
Diluted earnings per share	$1.41			$1.85	$1.12			$1.48
Weighted average shares - diluted	94,268			94,268	93,044			93,044

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $36.6 million of amortization expense associated with intangible assets acquired in business acquisitions, $16.6 million of stock-based compensation expense, the $4.9 million adjustment to revenue as reflected in (1) above and $2.0 million of transaction expenses related to the Apache acquisition.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $19.2 million.

(4)	Amount represents $36.4 million of amortization expense associated with intangible assets acquired in business acquisitions and a $13.9 million charge for stock-based compensation.

(5)	Amount represents the impact of the adjustments to operating income referred to in (4) above, adjusted for the related income tax impact of $16.8 million.

Exhibit 99.2

USE OF NON-GAAP MEASURES
Use of Non-GAAP Measures

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Exhibit 99.2

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure        Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share